CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Wherify Wireless, Inc.
Redwood Shores, California

We hereby consent to the use in this Amendment No. 4 to this Registration Statement (No. 333-132461) on Form SB-2 of our reports dated August 24, 2005 relating to the financial statements of Wherify Wireless, Inc. and Wherify California, Inc. as of June 30, 2005 and for each of the years in the two-year period then ended.

We also consent to the references to us under the heading “Experts” in this Registration Statement.

Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

July 12, 2006

Registered Public Company Accounting Oversight Board
American Institute of Certified Public Accountants, SEC Practice Section
Texas Society of Certified Public Accountants

2925 Briarpark, Suite 930 | Houston, TX 77042
(713) 266-0530 – voice | (713) 266-1815 – fax | www.malone-bailey.com